UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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THE RBB FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) Filing Proxy Statement, if other than the Registrant)

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To approve the reorganization of the Robeco Boston Partners Mid Cap Value Fund

into the newly created John Hancock Disciplined Value Mid Cap Fund.

•	Same Robeco Investment Team, Investment Philosophy and Process

•	Expense limitations for shareholders as described in the proxy statement & prospectus

•	The Board of Directors recommends that you vote FOR this proposal

•	The majority of the shares voted to date have voted FOR this proposal

3 Ways to Vote

Call 1-800-690-6903 toll-free 24 hours a day. Follow the simple voting instructions that you will hear. (Please have your proxy card handy).	Visit WWW.PROXYVOTE.COM and enter the control # that appears on your specific proxy card. The site will give you simple instructions.	Return your executed proxy card in the enclosed postage paid envelope immediately so that we will receive it by July 6th (day prior to the shareholder meeting).

If you did not receive a proxy package, please call 1-866-615-7869 as soon as possible to receive a package or contact your financial advisor. Otherwise, we urge you to vote immediately to avoid further proxy correspondence.

Robeco and John Hancock thank you for your time and prompt vote.

Helpful information for the shareholders of the

Robeco Boston Partners Mid Cap Value Fund

Robeco Investment Management, Inc. (“Robeco”) is pleased to announce that it has entered into an agreement with John Hancock Investment Management Services, LLC (“JHIMS”) to reorganize the Robeco Boston Partners Mid Cap Value Fund (the “Robeco Fund”) into the newly created John Hancock Disciplined Value Mid Cap Fund (the “JH Fund”), subject to approval by the Robeco Fund shareholders.

Same Investment Team, Investment Philosophy and Process

Robeco would serve as the subadviser with responsibility for day-to-day portfolio management, using the same investment strategy it currently uses for the Robeco Fund. JHIMS, or its affiliates, will assist in all other operations of the JH Fund, including the distribution of JH Fund shares and execution of transfer agency and administrative services. The JH Fund’s investment strategies and principal risks are substantially similar to those of the Robeco Fund and are explained in detail in the proxy materials previously provided.

Why John Hancock?

By approving the reorganization, shareholders will retain Robeco as the portfolio manager and gain:

•	John Hancock’s extensive experience in the mutual fund industry,

•	greater potential to increase the JH Fund’s asset size and realization of potential economies of scale, which can lower its overall fees,

•	access to a world-class shareholder servicing platform and John Hancock’s broad family of mutual funds, and

•	expense limitations for shareholders, as further described in the proxy statement and the JH Fund’s prospectus.

How will the reorganization work?

On the effective date of the proposed reorganization, after the close of business on July 9, 2010, shareholders of the Robeco Fund will have their Robeco Fund shares exchanged for shares of the JH Fund. The number of shares each shareholder owns will remain the same. The JH Fund will issue Class A shares to the Robeco Fund in an amount equal to the value of the Robeco Fund’s net assets attributable to its Investor Class shares. These shares will be distributed to holders of the Robeco Fund’s Investor Class shares in proportion to their holdings on the reorganization closing date. Following the reorganization, shareholders who receive Class A shares may exchange those shares for Class ADV shares or, if eligible, Class I shares of the JH Fund for up to one year after the reorganization closes. The JH Fund will issue Class I shares to the Robeco Fund in an amount equal to the value of the Robeco Fund’s net assets attributable to its Institutional Class shares. These shares will be distributed to holders of the Robeco Fund’s Institutional Class shares in proportion to their holdings on the reorganization closing date.

Will my fund expenses increase as a result of the reorganization?

The expense ratio of the JH Fund Class A shares will be capped at the current Robeco Fund Investor Class shares expense level of 1.25% for one year following the reorganization date. As previously mentioned, within the first year following the reorganization, you can exchange your Class A shares for Class ADV shares of the JH Fund to maintain the same expense ratio, 1.25%, which will be capped for two years following the reorganization. The expense ratio of the JH Fund Class I shares will be capped at the current Robeco Fund Institutional Class shares expense level of 1.00% for two years following the reorganization.

Shareholder approval is required to complete the transaction.

You are being asked to approve the reorganization, no matter how large or small your holdings are in the Robeco Fund. To approve the reorganization, more than 50% of the outstanding shares need to be voted, and of those 67% must be voted in favor. Your vote is extremely important to Robeco and your fellow shareholders.

How does the current Board of Directors view the proposal?

The Robeco Fund’s Board of Directors recommends that you vote FOR this proposal.

Robeco and John Hancock thank you for your time and prompt vote.

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